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Testimony of

Mr. Edward J. Nicoll, CEO, Instinet Group

Before the Senate Banking, Housing and Urban Affairs Committee

May 18, 2005

Chairman Shelby, Ranking Member Sarbanes, and members of the Committee, I appreciate this opportunity to discuss the role that regulation and legislation will play in the future of our nation’s securities markets.

While others on the panel today may begin by looking ahead and outlining the challenges and opportunities facing our markets, I’d like to begin with an appreciative glance back at how we got here. I do so because I think it’s worth remembering – indeed, quite important to remember – on whose shoulders we stand here today and why so much of the recent discussion has been about building better and stronger electronic markets.

From my perspective, the story begins with a company called Island ECN, which was one of the first of the so-called Electronic Communications Networks, or ECNs. I am proud to have been the first and only Chairman of that company.

In the wake of scandals in the mid-1990s, the SEC adopted regulations (known as the Order Handling Rules) designed to introduce competition and greater transparency into the U.S. equities markets – which led directly to the creation of ECNs. Island seized this opening and offered investors a less-expensive, faster, and more reliable forum for trading. From Island’s inception, we counted on the fact that investors – when given the choice – would always demand a more accessible and transparent marketplace. To reach that goal, we focused on what we considered the glaring gap in the then traditional model: the inability of investors to meet directly in the marketplace without having to rely on professional intermediaries.

The Island story was about fighting for a chance to compete in new markets and allowing investors to vote with their feet. We fully understood that if we could not offer a better product, we should be out of business. But investors welcomed our products and services, and Island enjoyed explosive growth – eventually merging with Instinet, the company where I serve as CEO today.

For these reasons, Mr. Chairman, I doubt you’ll find a witness today who is a greater champion of our Nation’s free markets and the individual’s ability to profit from hard work and innovation.

But more than anything else, my experience at Island gave me the privilege to meet some of the most insightful traders and software programmers on the Street – individuals who grasped a magnificently simple and elegant truth: the markets could be made far more rational and fair if investors were allowed access to the same sorts of information that were at that time uniquely available to market professionals.

On my first day as Chairman of Island, I walked into the office – and we were, literally, just a handful of employees in one office – and sat down with gifted individuals such as Josh Levine and Matt Andresen. The one thing we all shared – beside a broken-down desk with four folding chairs – was a commitment to provide investors with an unprecedented degree of accountability, openness, and transparency in the marketplace. I recall how many market professionals had insisted that making “arcane” real-time market data widely available would be at best a distraction, and probably a nuisance for the investor. How wrong they were.

As we know, investors today demand access to real-time data and the latest research reports as well as the ability to enter orders more efficiently and at a fraction of the cost once paid for such transactions. Yet while the investor had been empowered to know what and when to buy, a key component of this equation had been missing: how to buy it.

That’s where Island jumped in. Traditionally, investors had only been provided with the highest bid and lowest offer in a security. The depth of the market, which gives an indication of the true supply and demand for a security, had been the exclusive province of market professionals.

That lack of accountability – in other words, denial of information to the investor – was unacceptable to us. To provide the best resource possible to the investor, we became the first marketplace to provide a free, real-time display of all its orders, through the Island BookViewer™ .

There’s probably nothing I am more proud of, Mr. Chairman, than to know that the technology we built for the Island ECN, which then became the technology behind Instinet Group’s INET ECN, is now expected to become the technology platform for the merged Nasdaq-Inet platform.

With this history in mind, Mr. Chairman, let me try to summarize some lessons we can learn from those experiences that are particularly relevant as we look ahead to the issues we’ll face in our markets over the coming years – lest we be “doomed” to repeat the mistakes.

First and most important are the benefits resulting from a regulatory environment that encourages true competition among marketplaces. It is certainly true that much of the original electronic marketplace story was about harnessing technology to provide investors with a more efficient, faster, and lower cost forum for trading. Yet Island’s success and the success of other electronic markets like Archipelago and Nasdaq is much more than a technology story – it is about the tremendous benefits that redound to the investor when the securities laws and regulations allow our markets to compete; when one marketplace can challenge another with a dizzying array of innovations and offer the investor unprecedented opportunities to leverage technological breakthroughs.

The Island story and the rise of ECNs embody the benefits of competition. The dramatic changes in technology have allowed new competitors to offer new services at a lower cost and capture market share from traditional market participants in a relatively short time period. Just one example: I can remember when it cost some individuals as much as $200 per trade. Today you can pay as little as $7. There has never been a better time to be an individual investor.

A second lesson from our experience concerns the policing and surveillance of markets. By eliminating the informational disparities of the traditional, floor-based manual markets, many of us built a marketplace that is inherently safer, fairer, and easier to surveil – all issues, I know Mr. Chairman, that this Committee takes very seriously. For example, participants on the floor of an exchange generally possess more trade and order information than the average investor sitting at home.

Through surveillance and the implementation of restrictions on the activities of those in the trading crowds, regulators attempt to prevent the misuse of this information. As recent events have shown, however, no amount of surveillance or regulation can completely prevent or eliminate the potential for its misuse. With that in mind, Mr. Chairman, I note that electronic markets reduce the opportunities for improprieties by eliminating informational disparities.

Finally, Mr. Chairman, let me at least raise for the Committee’s consideration one of the most enduring public-policy issues we face. Now that electronic markets have done so much to empower the investor by providing an open and transparent marketplace, there remains one final challenge. How do we unleash these benefits on as wide a scale as possible, without sacrificing investor protection or the integrity of our capital markets? How can we continue the process of democratizing the markets?

Long before electronic markets were even a glimmer in anyone’s eye, Congress anticipated exactly what sort of rules should guide us. In 1975, Congress created the National Market System, with the goal of creating a more efficient and transparent market. We could not have asked for a better building block. Over the subsequent decades, the SEC has worked hard to strengthen and improve this regulatory structure. While Instinet had particular concerns with some of the elements in the recently approved Regulation NMS, I do commend Chairman Donaldson for finally resolving many of the outstanding market structure issues and setting forth a clear and definitive regulatory roadmap for the U.S. equities markets as a whole.

There are many different models currently used in the equity markets, and, with entry becoming even cheaper and easier, over the coming months and years I have no doubt more will emerge. Each model has its supporters and detractors. But what history does teach us is that, regardless of the model, two principles must hold into the future: First, competition must continue to be permitted to flourish between the different models, but in a manner that safeguards the integrity of our markets. Second, market structure must remain free from unfair advantages and unreasonable barriers.

While much has changed since I sat in that small downtown office with my young colleagues, we must remain vigilant in the protection of our free markets from over-regulation. As Chairman Donaldson said, “We need to identify real problems, consider the practical consequences of the possible solutions and then move pragmatically and incrementally towards the goals Congress staked out.”

My own rule, Mr. Chairman, would be that regulatory action should only be taken when it is clear that the market is failing and less drastic remedies are inadequate. In all other cases, let us embrace free competition and always work towards greater openness, transparency, and accountability in the marketplace. In so doing, we can continue to leverage our nation’s technological superiority in a manner consistent with the best aspects of America’s entrepreneurial capitalism. There is too much at stake to do otherwise.

Thank you for this opportunity to again testify before your committee. It has been a great pleasure to work with you and your colleagues on this issue.

©2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC and Inet ATS, Inc., member NASD/NSX/SIPC are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

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